Exhibit 99.1

FOR IMMEDIATE RELEASE

AFFINITY GAMING ANNOUNCES THREE MONTH AND FULL YEAR RESULTS FOR THE PERIOD ENDED DECEMBER 31, 2012

Las Vegas, NV - April 1, 2013 - Affinity Gaming (the "Company") today announced results for the three-month and full year periods ended December 31, 2012. For the full year 2012, net revenue from continuing operations increased $24.6 million, or 6.5%, to $403.2 million, compared to $378.6 million for the year ended December 31, 2011. For the full year 2012, income from continuing operations was $4.6 million, compared to $7.9 million for the full year 2011. For the fourth quarter of 2012, net revenue improved 4.6% to $97.7 million, from $93.4 million in the prior-year period. Income from continuing operations was $0.5 million in the fourth quarter of 2012, compared to $4.4 million in the prior-year period.

Fourth Quarter 2012 Highlights and Subsequent Events

•
The Nevada region adjusted EBITDA for the fourth quarter 2012 was $6.9 million, versus $7.2 million for the prior-year period. Net revenue earned during the fourth quarter decreased by $2.6 million, or 4.1%, primarily due to a $1.4 million decrease in fuel sales and related revenues at the Company's Primm, Nevada service stations.

•
The Midwest region produced adjusted EBITDA results for the fourth quarter 2012 of $9.6 million compared to $12.8 million in the prior-year period. Excluding $3.3 million of business interruption insurance proceeds recorded in the fourth quarter of 2011, year-over-year EBITDA in the Midwest region remained relatively unchanged.

•
Corporate expense for the fourth quarter 2012 of $3.4 million increased approximately $0.9 million from the prior-year quarter due mostly to one-time professional fees. For the full year 2012, corporate expense remained relatively unchanged at $10.7 million compared to 2011.

•
On October 19, 2012, the Company and key personnel received Colorado gaming licenses from the Colorado Limited Gaming Control Commission. Receipt of the licenses allowed the Company to take full operational control of its three casino properties in Black Hawk, Colorado on November 1, 2012.

•
On February 1, 2013 the Company closed the sale of its casino properties located in Reno, Verdi and Dayton, Nevada to Truckee Gaming LLC, a limited liability company owned by a group of private investors.

Key Financial Results

The following table presents the Company's key financial results from continuing operations (in thousands):

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2012	2011	2012	2011
Net revenue	$97,716	$93,437	$403,176	$378,587
Income from continuing operations	$463	$4,448	$4,634	$7,872

Adjusted EBITDA[1]	15,038	17,479	70,749	61,754
Adjusted net income (loss)[2]	472	3,222	10,110	6,878

“We spent a great deal of effort this year executing a transition plan that included entry into a new gaming market, divesting of our non-core operations, refinancing our long-term debt and most importantly, continually improving our properties and operating results,” said David D. Ross, Chief Executive Officer. “We are very proud to not only accomplish those objectives, but also drive positive growth in an environment where many operators struggled. Further, upon taking possession of the Colorado properties we immediately began executing planned improvements to the properties and at this point, we have updated over 15% of the slot floor. Customers have given overwhelmingly positive feedback on the property improvements which is evidenced by improved slot and table volumes. We are looking forward to executing our 2013 growth initiatives."

Fourth Quarter 2012 Results

The Company earned net revenue from continuing operations during the fourth quarter 2012 of $97.7 million, versus $93.4 million for the comparable prior-year period, an increase of $4.3 million, or 4.6%. The increase in net revenues was primarily driven by the Company's recently acquired Black Hawk, Colorado casinos, which recorded $6.9 million of net revenues for the three months ended December 31, 2012. That increase was partially offset by a $1.4 million decrease in fuel sales and related revenues at the Company's Primm, Nevada service stations.

Income from continuing operations for the fourth quarter 2012 was $0.5 million, versus income of $4.4 million for the prior-year period, a decrease of $3.9 million. Current quarter income from discontinued operations was $0.1 million, compared to a loss of $0.2 million for the prior-year period.

Adjusted EBITDA for the fourth quarter 2012 was $15.0 million, versus $17.5 million for the prior-year period, a decrease of $2.5 million. Adjusted EBITDA for the Midwest segment during 2011 included $3.3 million of business interruption insurance proceeds resulting from the Company's three-month closure of its St. Jo Frontier Casino, located in St. Joseph, Missouri (“St Jo”) due to flooding of the Missouri River. On a same-store comparison basis, excluding Adjusted EBITDA resulting from the Black Hawk casinos during 2012 and the insurance proceeds resulting from the flood at St Jo during 2011, Adjusted EBITDA from continuing operations for the fourth quarter of 2012 decreased $1.1 million, or 8.0%. The decrease in Adjusted EBITDA was primarily driven by higher-than-normal professional fees in the fourth quarter of 2012.

Full Year 2012 Results

Net revenue from continuing operations for the year ended December 31, 2012 increased $24.6 million, or 6.5%, when compared to the year ended December 31, 2011. St Jo was closed for all but two days during the third quarter 2011 due to flooding. As a result, the Company's 2011 revenue does not include revenue from St. Jo for that quarter and is not directly comparable. During the fourth quarter of 2011, the Company collected business interruption insurance proceeds, which it considers a proxy for EBITDA lost during the closure period. The Company used the underlying revenue assumptions and the proceeds from the business interruption claim to calculate the variances discussed here.

Adjusted to account for the effect of the St Jo closure, net revenue for the year ended December 31, 2012 increased $12.4, or 3.2%. The addition of Colorado accounted for $12.7 million of the net revenue improvement. The Company recorded rental income from the Black Hawk casinos during the lease period which began on March 1, 2012 and ended on October 31, 2012 after the Company obtained its gaming license; the Company began operating the properties on November 1, 2012. Excluding the increase in net revenue attributable to Colorado, net revenue at the Company's legacy properties declined $0.3 million, or 0.1%, which is attributable to the outsourcing of fuel operations in Iowa.

Adjusted EBITDA from continuing operations increased $9.0 million, or 14.6%. Excluding the increase in EBITDA attributable to Colorado, Adjusted EBITDA at the Company's legacy properties increased by $1.3 million, or 2.1%. Despite continued economic weakness, the Company was able to improve Adjusted EBITDA overall with continued efficiency programs to manage both marketing and operating expenses.

Net loss from discontinued operations during 2012 was $5.8 million compared to net loss of $1.4 million during the prior year. The 2012 loss from discontinued operations included a non-cash impairment charge totaling approximately $14.5 million. The non-cash impairment charge was partially offset by a gain on the sale of assets to Golden Gaming, LLC and JETT Gaming, LLC totaling approximately $4.3 million, and an income tax benefit of $3.3 million.

Additional Financial Information

As of December 31, 2012, the Company had cash and cash equivalents totaling $126.9 million, had total debt of $398.5 million outstanding, and had made capital expenditures during 2012 totaling $30.2 million.

Conference Call Information

Affinity Gaming will be hosting its fourth quarter 2012 conference call on April 1, 2013 at 12 p.m. Eastern. The conference call number is (877) 705-6003. You should plan to call 10 minutes prior to the scheduled start time. A live webcast of the conference call will also be available on Affinity's website at www.affinitygaming.com.

A replay of the call will be available two hours following the end of the call through 9:00 p.m. Pacific Time (12:00 a.m. Eastern Time) on April 8, 2013 at www.affinitygaming.com, and by telephone at (877) 870-5176; passcode 410601.

Use of Non-GAAP Financial Measures

The Company uses certain measures which are not defined by generally accepted accounting principles (“GAAP”) to evaluate various aspects of its business. Adjusted EBITDA and Adjusted Net Income are non-GAAP financial measures and should be considered in addition to, not as a substitute for, net income reported in accordance with GAAP. These terms, as defined by Affinity Gaming, may not be comparable to similarly titled measures used by other companies.

1.
Adjusted EBITDA as used in this press release is earnings before interest; taxes; depreciation; amortization; loss on extinguishment of debt; other non-operating income and expense; pre-opening expense; share-based compensation; reorganization and restructuring expense; write-downs, reserves and recoveries; and discontinued operations. In future periods, the calculation of Adjusted EBITDA may be different than in this release. A reconciliation between Adjusted EBITDA and Net Income is provide in this release.

2.
Adjusted Net Income as used in this press release is earnings excluding the after-tax impact of loss on extinguishment of debt; other non-operating income and expense; pre-opening expense; reorganization and restructuring expense; write-downs, reserves and recoveries; and discontinued operations. In future periods, the calculation of Adjusted Net Income may be different than in this release. A reconciliation between Adjusted Net Income and Net Income is provided in this release.

Selected financial results from continuing operations, by reportable segment (in thousands):

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2012	2011	2012	2011
Net revenue
Nevada	$59,861	$62,430	$262,585	$259,161
Midwest[1]	30,929	31,007	127,893	119,426
Colorado[2]	6,926	—	12,698	—
Total net revenue	97,716	93,437	403,176	378,587

Adjusted EBITDA
Nevada	6,902	7,182	32,784	31,812
Midwest[1]	9,610	12,846	40,898	40,463
Colorado[2]	1,946	—	7,718	—
Corporate expense and other	(3,420)	(2,549)	(10,651)	(10,521)
Total adjusted EBITDA	15,038	17,479	70,749	61,754

Operating cost and expense
Depreciation and amortization	6,333	5,447	23,266	21,169
Share-based compensation	647	420	2,075	1,680
Corporate write-offs and reserves	—	(1,529)	(707)	(3,129)
Pre-opening expense	14	—	421	—
Total operating cost and expense	6,994	4,338	25,055	19,720

Other non-operating items
Interest expense, net	(7,398)	(7,079)	(29,731)	(28,364)
Loss on extinguishment (or modification) of debt	—	—	(8,842)	—
Other income/(expense)	—	386	—	(1,576)
Total other non-operating items	(7,398)	(6,693)	(38,573)	(29,940)

Income before income taxes	646	6,448	7,121	12,094
Provision for income taxes	(183)	(2,000)	(2,487)	(4,222)
Net income from continuing operations	$463	$4,448	$4,634	$7,872
Net income (loss) from discontinued operations	59	(208)	(5,814)	(1,350)
Net income (loss)	$522	$4,240	$(1,180)	$6,522

1.
The Company's St. Jo Frontier property in Missouri was closed during the third quarter of the year ended December 31, 2011, due to flooding on the Missouri River. The Company recorded a gain of $3.3 million due to receipt of business interruption insurance in the fourth quarter of 2011.

2.
The Company recorded lease revenue from the sale/leaseback agreement on its Black Hawk, Colorado casinos from March 1, 2012 through October 31, 2012. Beginning November 1, 2012, the Company included revenues and expenses from the Black Hawk, Colorado casinos as part of its consolidated operations.

The following table reconciles GAAP Net Income to Adjusted Net Income and Adjusted EBITDA (in thousands):

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2012	2011	2012	2011
Net income (loss)	$522	$4,240	$(1,180)	$6,522

Adjustments to net income (loss)
Loss on extinguishment (or modification) of debt	—	—	8,842	—
Other (gains)/losses	—	(386)	—	1,576
Pre-opening expense	14	—	421	—
Corporate write-offs and reserves	—	(1,529)	(707)	(3,129)
Total adjustments to net income	14	(1,915)	8,556	(1,553)

Income tax effect of above adjustments	(5)	689	(3,080)	559
Loss (income) from discontinued operations	(59)	208	5,814	1,350
Net adjustments to net income	(50)	(1,018)	11,290	356
Adjusted net income	$472	$3,222	$10,110	$6,878

Additional adjustments
Depreciation and amortization	6,333	5,447	23,266	21,169
Interest expense, net	7,398	7,079	29,731	28,364
Share-based compensation	647	420	2,075	1,680
Provision for (benefit from) income taxes	188	1,311	5,567	3,663
Total additional adjustments	14,566	14,257	60,639	54,876
Adjusted EBITDA	$15,038	$17,479	$70,749	$61,754

Cautionary Statement Regarding Forward-Looking Statements

This press release may contain forward-looking statements, which can be identified by the use of words such as “anticipates,” “intends,” “plans,” “seeks,” “believes,” “estimates,” “expects”, “projects,” “may,” “will” or “should” or the negative or other variation of these or similar words, or by discussions of strategy or risks and uncertainties, and similar references to future periods. These statements are based on management's current expectations and assumptions about the industries in which the Company operates. Forward-looking statements are not guarantees of future performance and are subject to significant risks and uncertainties that may cause actual results or achievements to be materially different from the future results or achievements expressed or implied by the forward-looking statements. These risks and uncertainties include, but are not limited to, those risks and uncertainties described in the Company's most recent Annual Report on Form 10-K, including under “Cautionary Statement Regarding Forward-Looking Statements” and “Risk Factors.” The Annual Report on Form 10-K can be accessed through the “Corporate Information” section of the Company's website at www.affinitygaming.com. The Company disclaims any intent or obligation to update or revise any forward-looking statements in response to new information, unforeseen events, changed circumstances or any other occurrence.

About Affinity Gaming

Affinity Gaming is a diversified casino gaming company headquartered in Las Vegas, Nevada. The Company's casino operations consist of twelve casinos, six of which are located in Nevada, three in Colorado, two in Missouri and one in Iowa. Additionally, Affinity Gaming provides consulting services under an agreement to support the operations of the Rampart Casino at the JW Marriott Resort in Las Vegas. For more information about Affinity Gaming, please visit its website: www.affinitygaming.com.

Contact

Affinity Gaming
David D. Ross, Chief Executive Officer
(702) 341-2410

Affinity Gaming
Donna Lehmann, Sr. VP, Chief Financial Officer and Treasurer
(702) 341-2417

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